Exhibit 99.1

T REIT, Inc. 2007 Annual Shareholder Meeting Presented by: Jack R. Maurer CEO & President

This document contains forward-looking statements within the meaning of the federal securities laws which are intended to be covered by the safe harbors created by those laws. Forward-looking statements are based on certain assumptions and describe future plans, strategies and expectations of us. Actual events and our results of operations could differ materially from those expressed or implied in the forward-looking statements. Factors which could have a material adverse effect on our operations and future prospects include: changes in economic conditions generally and the real estate market specifically; legislative/regulatory changes, including changes to laws governing the taxation of REITs; interest rates; our ability to service our debt; competition; supply and demand for operating properties in our current market areas; the prospect of a continuing relationship with Triple Net Properties, LLC; predictions of the amount of liquidating distributions to be received by stockholders; statements regarding the timing of asset dispositions and the sales price we will receive for assets; the effect of the liquidation; and litigation, including, without limitation, the investigation by the SEC, of our advisor. Forward-Looking Statements

T REIT, Inc. Liquidation Update Estimated Net Liquidation Value as of March 31, 2007: Per Share: $12.43 Total: $57.2 Million Estimated Net Liquidation Value as of July 27, 2005: Per Share: $10.35 Total: $47.7 Million Percent Increase: 20.1%

Enclave Parkway - Houston, Texas T REIT, Inc. Liquidation Update

Congress Center - Chicago, Illinois T REIT, Inc. Liquidation Update

Properties Sold: 9 Under Contract to Sell: 1 Remaining to be Sold: 1 T REIT, Inc. Liquidation Update

Liquidating Distributions to Date: Per Share: $10.42 Total: $48.0 Million Next Liquidating Distribution: July 2007 Amount of Next Distribution: $2.6 million or $0.56/share T REIT, Inc. Liquidation Update

Liquidating Trust Estimated Completion of Liquidation: 2007 T REIT, Inc. Liquidation Update

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